                                   Exhibit G

RICHARD C. BLUM & ASSOCIATES, L.P.              THE FREMONT GROUP

909 Montgomery Street, Suite 400                50 Fremont Street, Suite 3700
San Francisco, CA 96133-4625                    San Francisco, CA 94105-1895
Fax: (415) 434-3130                             Fax: (415) 284-1895
Telephone: (415) 434-1111                       Telephone: (415) 234-8572


                                October 2, 1997


Kinetic Concepts, Inc.
8023 Vantage Drive
San Antonio, TX  78230


Ladies and Gentleman:

        Reference is made to the Confidentiality Agreement (the "Confidentiality Agreement"), dated as of March 10, 1997, between Kinetic Concepts, Inc. (the "Company") and Fremont Group L.L.C. ("Fremont") and the Transaction Agreement (the "Transaction Agreement"), dated as of October 2, 1997, among Fremont Purchaser II, Inc., RCBA Purchaser I, L.P. and the Company.

        The Confidentiality Agreement provides, among other things, pursuant to the first full paragraph on page 3, that for a period of two years from the date of the Confidentiality Agreement, Fremont and its affiliates will not purchase any assets or securities of the Company or assist any other party in effecting such a transaction (the "Standstill Provision"). The parties hereby agree that in the event the Transaction Agreement is terminated pursuant to Section 8.01(c)(ii) or 8.01(d)(ii) thereof, the Company shall have no rights, and Fremont shall have no further obligations to the Company, under the Standstill Provision and there shall be no restrictions (other than restrictions under law) on the ability of Fremont or Richard C. Blum & Associates, L.P. or their respective affiliates to purchase any assets or securities of the Company.

        Please indicate by signing below that you acknowledge and agree to the above described terms.


                                        Very truly yours,

                                        FREMONT GROUP L.L.C.

                                           /s/ R.S. Kopf
                                        By__________________
                                          Name: R.S. Kopf
                                          Title: Authorized Person


                                        RICHARD C. BLUM &
                                        ASSOCIATES, L.P.

                                           /s/ N. Colin Lind
                                        By__________________
                                          Name: N. Colin Lind
                                          Title: Managing Director

Acknowledged and Agreed:

KINETIC CONCEPTS, INC.

   /s/ Raymond R. Hannigan
By____________________
  Name: Raymond R. Hannigan
  Title: President and Chief Executive Officer